UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

GENCO SHIPPING & TRADING LIMITED

(Name of Registrant as Specified in its Charter)

DIANA SHIPPING INC.

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on the table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Corporate Contact:
Margarita Veniou
Chief Corporate Development, Governance &
Communications Officer and Board Secretary
Telephone: + 30-210-9470-100
Email: mveniou@dianashippinginc.com
Website: www.dianashippinginc.com
X: @Dianaship

Investor Relations Contact:
Nicolas Bornozis / Daniela Guerrero
Capital Link, Inc.
230 Park Avenue, Suite 1540
New York, N.Y. 10169
Tel.: (212) 661-7566
Email: diana@capitallink.com

Media Contact:
Mark Semer / Grace Cartwright
Gasthalter & Co.
Tel: (212) 257-4170
DianaShipping@gasthalter.com

DIANA SHIPPING INC. SENDS OPEN LETTER TO GENCO SHIPPING & TRADING SHAREHOLDERS

Calls Out Genco Board's Five-Month Refusal to Engage on Fully Financed, All-Cash Offer Delivering Certain, Premium Value at Cyclically High Asset Values

Refutes Genco’s Campaign of Misinformation Regarding Diana’s Financing, State of the Business, Performance, Nominees and Governance

Details Genco Board and Management’s Deliberate Pattern of Entrenchment Designed to Preserve Roles and Executive Compensation at the Expense of Shareholders

Urges Genco Shareholders to Elect Diana's Six Independent Director Nominees at Genco's 2026 Annual Meeting

Athens, Greece – April 13, 2026 – Diana Shipping Inc. (NYSE: DSX) (“Diana” or “the Company”), a global shipping company specializing in the ownership and bareboat charter-in of dry bulk vessels that owns approximately 14.8% of the outstanding shares of common stock of Genco Shipping & Trading Limited (NYSE: GNK) (“Genco”), today sent a letter to Genco shareholders in connection with its campaign to elect six independent director nominees to Genco's Board of Directors (the "Genco Board") at the Genco's 2026 Annual Meeting of Shareholders, the date of which Genco has yet to announce.

The letter details the compelling value of Diana's fully financed, all-cash $23.50 per share offer, rebuts a series of factually unfounded claims the Genco Board has made in its recent public communications, and exposes the Genco Board's deliberate pattern of entrenchment — including the unilateral adoption of a poison pill, the formation of an undisclosed Special Committee, a secret Employee Retention Plan, and the delay in setting an annual meeting date. As a result of this entrenchment, there has been no meaningful engagement regarding a transaction that would deliver certain, premium value to Genco shareholders. Diana believes this entrenchment is driven by the Genco Board and management team's determination to protect their roles and compensation packages.

Diana has filed a preliminary proxy statement with the Securities and Exchange Commission to nominate six highly qualified, independent director candidates — Gustave Brun-Lie, Paul Cornell, Chao Sih Hing Francois, Jens Ismar, Viktoria Poziopoulou, and Quentin Soanes — for election to the Genco Board at the 2026 Annual Meeting of Shareholders. Diana intends to file a definitive proxy statement in due course and will provide further information regarding voting instructions at that time.

The full text of Diana’s letter to shareholders is below.

April 13, 2026

Dear Fellow Genco Shareholder:

Diana Shipping Inc. ("Diana") is Genco Shipping & Trading Limited's ("Genco" or the “Company”) largest shareholder, owning approximately 14.8% of its outstanding shares, and we are writing to you about a matter that has a direct impact on the value of your investment.

Since November 2025, Diana has been seeking to engage with Genco's Board of Directors (the "Genco Board") to negotiate an acquisition of Genco following our fully financed, all-cash offer that would provide all shareholders with an immediate opportunity to realize an attractive, premium value for their shares — at cyclically high drybulk asset values that are at or near 15-year highs. For five months, the Genco Board has refused to engage with us in any meaningful way, blatantly ignoring its fiduciary duty to consider options with the potential to enhance the value of your investment.

Unfortunately, rather than exploring a potential transaction with Diana, the Genco Board has not only rejected our proposals without any meaningful dialogue but has also attempted to distract shareholders from this attractive opportunity through misleading statements in its public announcements.

It is critical that you have the facts and know how we plan to move forward.

DIANA’S OFFER DELIVERS CERTAIN, PREMIUM VALUE IN CASH

On November 24, 2025, we submitted an initial proposal to the Genco Board to acquire all outstanding Genco shares not already owned by Diana for $20.60 per share in cash. The Genco Board took more than six weeks to respond and, when it finally did, rejected the proposal without any substantive engagement.

On March 6, 2026, we presented an increased offer of $23.50 per share. The increased offer is backed by $1.433 billion in fully committed financing arranged by DNB Carnegie and Nordea, with participation from DNB, Nordea, BNP Paribas, Standard Chartered, Deutsche Bank and Danske Bank. The offer was made in partnership with Star Bulk Carriers Corp. (Nasdaq: SBLK) (“Star Bulk”), which has entered into a definitive agreement to acquire 16 Genco vessels for $470.5 million in cash upon completion of Diana’s acquisition of Genco.

The increased offer of $23.50 per share is approximately 1.0x net asset value (“NAV”) – the key valuation measure for the drybulk sector – based on the fleet values Genco itself reported in its Q4 2025 presentation1 on February 18, 2026. This is a compelling price, as Genco’s share price has historically traded at an average discount of 30% to NAV since 2020.

The Genco Board rejected our increased offer without any inquiry.

DO NOT BE MISLED BY GENCO’S CAMPAIGN OF MISINFORMATION

Rather than engage on the merits, the Genco Board has responded to our offer with a series of factually unfounded claims designed to distract you from what is important. Each deserves to be addressed directly so that you are not misled by your Board.

•
State of the Business: Genco Chairman, Chief Executive Officer and President John Wobensmith recently told you that “Our business has never been stronger.” Before accepting that assertion at face value, shareholders should know that Wobensmith was the Chief Financial Officer of Genco at the time of its Chapter 11 bankruptcy filing in April 2014. On November 7, 2013 — less than six months prior to filing for bankruptcy — on Genco’s Q3 2013 earnings call, Wobensmith told shareholders that the drybulk market was “in the first inning of a recovery.”[2] That claim proved to be very wrong, to the detriment of Genco’s then-shareholders who were wiped out during the bankruptcy. We urge shareholders to consider Wobensmith's track record before taking his word that the business has never been stronger — and to ask why, if that is truly the case, the Genco Board refuses to come to the table and demonstrate it.

•
Financing: Genco argued that only $1.102 billion of our $1.433 billion commitment was firm — a deliberate misrepresentation. That amount alone is sufficient to complete the transaction, but we received a commitment for an additional $331 million related exclusively to a voluntary refinancing of Diana's existing debt that would have no bearing on our ability to complete the acquisition. There is no financing risk. There is no execution risk. There is cash, at a meaningful premium — available now.

•	Performance: In its recent letter, Genco deceptively characterizes the proxy contest as a choice between Diana and the current Genco Board and management based on total shareholder returns.

1 Source: Genco Shipping & Trading Limited, Q4 2025 Earnings Presentation, slide 6. Available at: https://s29.q4cdn.com/147998086/files/doc_financials/2025/q4/Genco-Q4-2025-Earnings-Presentation.pdf
2 S&P Capital IQ: FQ3 2013 Earnings Call Transcripts: Genco Shipping & Trading Limited

Since Diana is offering an all-cash consideration of $23.50 per share, Genco shareholders will NOT become Diana shareholders. The comparison is, therefore, completely irrelevant and a deliberate distraction designed to obscure the only question that matters: is $23.50 per share in cash at a meaningful premium worth coming to the table for a serious negotiation? The answer is unequivocally “YES.”

•
Engagement: Genco claims that its Board and management team have attempted to engage constructively with Diana, including through communications with Diana’s management team and advisors. This could not be further from the truth. Not once in five months has a representative of Genco, its Board, or its advisors requested a meeting to discuss our proposal or initiated any substantive conversation to review our proposal. Instead, Genco and its Board deceptively claim to have sought to engage with us on “alternative transaction structures” in which Genco would use its cash and issue shares to acquire Diana.  The truth is that Genco never provided any details or substance regarding these “alternatives” mentioned in its January 13, 2026 press release other than insisting that any combined company be led by the Genco Board and management team.  Regardless, we are firmly committed to our $23.50 per share offer and have sent Genco a merger agreement reflecting this price in a form we are prepared to sign. Any claim otherwise is merely a scare tactic by a Board that is running out of excuses.

•
Diana’s Nominees: Genco suggested our nominees would approve a transaction below the current offer price. This is baseless and absurd. Our nominees are highly regarded independent professionals who, if elected, will seek to ensure Genco shareholders receive the highest possible value for their investment, whether through a transaction with Diana or otherwise. They have deep experience as board directors and have demonstrated commitments to honoring their fiduciary requirements.

•
Governance: Genco accused Diana of related party transactions, but any such transaction is fully disclosed in Diana's SEC filings and in any case is entirely irrelevant to the matter at hand. Diana is offering all cash to Genco shareholders at the closing of this transaction.

•
Star Bulk: Genco has also raised concerns about Diana's agreement with Star Bulk. This too has no bearing on Genco shareholders, who will receive $23.50 per share in cash at closing regardless of what Diana does with the fleet thereafter. This is simply another desperate attempt by Genco to distract from the merits of our offer.

UNFORTUNATELY, THE GENCO BOARD HAS CHOSEN ENTRENCHMENT OVER ENGAGEMENT

The Genco Board has presided over years of the Company trading at a persistent discount to NAV and now, when the Company's largest shareholder has presented all-cash offers in line with Genco's implied NAV, the entrenched Genco Board has declined to engage in any way.

It is clear that the reason for their refusal to negotiate with Diana is that doing so could jeopardize their ability to continue leading Genco and collect their current pay packages. As indicated in Genco’s proxy statement, Wobensmith’s compensation has nearly doubled since 2020, as has the total compensation of the Company’s top four executives.3

To further entrench themselves, the Genco Board has, on its own and without seeking approval from shareholders, adopted a poison pill — and subsequently amended it to lower the triggering threshold to 10%. This prevents Diana from acquiring any shares you may wish to sell, which is a deliberate mechanism to deny you the opportunity to decide for yourself whether Diana’s offer represents compelling value.

You should also consider that on January 13, 2026, the Genco Board announced that it had formed a Committee of Independent Directors to consider Diana’s offer without disclosing the conflict or other factors that may have led to the establishment of the committee. The chair and members of that committee have also not been disclosed — nor has the committee disclosed whether it has engaged independent legal counsel or financial advisors. It is this committee that appears to be responsible for Genco’s non-specific mention of “alternative transaction structures” for a combined company led by the Genco Board and management team — a suggestion offered without any price, terms, or substance. The committee appears to be nothing more than cover for John Wobensmith and his Board colleagues to further entrench themselves.

Moreover, in February 2026 Genco disclosed in a regulatory filing that its Board, on the unanimous recommendation of its purportedly independent Compensation Committee, had adopted a new plan, which it referred to as an “Employee Retention Plan,” intended to enhance the Company’s severance arrangements “for a broad group of employees across multiple organizational levels.” The filing did not identify the plan participants (other than John Wobensmith, Chief Financial Officer Peter Allen, and Chief Commercial Officer Jesper Christensen) nor did it disclose the cost of the enhanced severance to Genco or its shareholders. It was only after our lawyers made a formal demand that Genco disclosed a copy of the new plan and revealed that the plan expanded the circumstances under which Mr. Wobensmith and other members of senior management would be entitled to a payout. Under the new plan adopted by the Genco Board (upon the recommendation of the “independent” Compensation Committee), Mr. Wobensmith would be entitled to a payout even if less than a majority of Genco Board is changed or if he so much as loses the title of Genco Board Chairman that was recently bestowed on him.  What’s more, Genco continues to resist disclosing to Genco’s shareholders the plan participants (other than senior management) and the potential cost of the plan, which would negatively impact NAV and shareholder value.

Genco has yet to announce the date of its 2026 Annual Meeting of Shareholders — a conspicuous departure from its own established practice. In each of the past three years, Genco mailed its proxy statement in early-to-mid April and held its Annual Meeting in May. As of today, April 13, 2026, Genco has not filed its proxy statement, set a record date, or announced a meeting date. We believe this is a deliberate attempt by the Genco Board to further entrench themselves by delaying your ability to vote for the directors who you believe will act in your best interests.

3 Genco Shipping & Trading Limited definitive proxy statement from 2021-2025 filed with the SEC

In the five months since our initial offer, the Genco Board has not conducted itself in a manner befitting a board committed to acting in your best interests. The Genco Board has failed its fiduciary obligation twice, and the entrenchment driving that failure deserves to be addressed. We cannot accept that the Board of a U.S.-listed public company would refuse to take a single meeting or call with its largest shareholder to discuss a fully financed, all-cash acquisition offer at a meaningful premium.

STAND WITH YOUR FELLOW SHAREHOLDERS — ELECT A BOARD COMMITTED TO YOUR INTERESTS

Genco shareholders deserve better stewards of their investments. Given the Genco Board's refusal to engage with Diana regarding our firm $23.50 per share offer and entrenchment tactics, we are committed to electing independent directors who will act in the best interests of all shareholders by exploring all meaningful opportunities for value creation. At the Company's 2026 Annual Meeting of Shareholders you will have the opportunity to elect directors committed to strong shareholder governance who will ensure every strategic alternative to deliver shareholder value is fully and fairly considered.

We have filed a preliminary proxy statement with the Securities and Exchange Commission to nominate six highly qualified, independent director nominees — none of whom are affiliated with Diana — Gustave Brun-Lie, Paul Cornell, Chao Sih Hing Francois, Jens Ismar, Viktoria Poziopoulou, and Quentin Soanes — who bring deep and complementary experience across dry bulk shipping, finance, mergers and acquisitions, and corporate governance. They each share one commitment: ensuring the Genco Board fulfills its fiduciary obligation to evaluate all value-maximizing alternatives.

We urge you to join us in voting for each of our six nominees — Gustave Brun-Lie, Paul Cornell, Chao Sih Hing Francois, Jens Ismar, Viktoria Poziopoulou, and Quentin Soanes — and withhold on Genco's nominees at Genco’s Annual Meeting of Shareholders.

The future of Genco belongs to its shareholders — not to an entrenched board that has spent five months avoiding the conversation you deserve them to have.

Sincerely,

Semiramis Paliou
Chief Executive Officer and Director
Diana Shipping Inc.

About Diana Shipping Inc.

Diana Shipping Inc. (NYSE: DSX) is a global provider of shipping transportation services through its ownership and bareboat charter-in of dry bulk vessels. The Company’s vessels are employed primarily on short to medium-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this press release and other statements made by the Company may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements regarding the intent, beliefs, expectations, objectives, goals, future events, performance or strategies and other statements of the Company and its management team, which are other than statements of historical facts.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. These forward-looking statements relate to, among other things, the Company’s proposal to acquire Genco and the anticipated benefits of such a transaction, and the Company’s ability to finance such transaction. Forward looking statements can be identified by words such as “believe,” “will,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this press release and in other statements made by the Company are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, Company management’s examination of historical operating trends, data contained in the Company’s records, Genco’s public filings and disclosures and data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond the Company’s control, the Company cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

The forward-looking statements in this press release are based on current expectations, assumptions, and estimates, and are subject to numerous risks and uncertainties. These include, without limitation, risks relating to: (i) the possibility that the proposed transaction may not proceed; (ii) the ability to obtain regulatory or shareholder approvals, if required; (iii) the risk that Genco’s Board of Directors or management may continue to oppose the proposal or not respond to further attempted engagement by Diana; (iv) failure to realize anticipated benefits of the transaction; (v) changes in the financial or operating performance of the Company or Genco; and (vi) general economic, market, and industry conditions. These and other risks are described in documents filed by the Company with, or furnished by the Company to, the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and its other subsequent documents filed with, or furnished to, the SEC. The Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Important Additional Information and Where to Find It

The Company and the other Participants (as defined below) have filed a preliminary proxy statement and accompanying GOLD universal proxy card with the SEC to be used to solicit proxies for, among other matters, the election of Diana’s director nominees to the board of directors of Genco at Genco’s 2026 Annual Meeting, the passage of Diana’s proposal to repeal, at the Genco’s 2026 Annual Meeting, by-laws of Genco not publicly disclosed by Genco on or prior to August 28, 2025 and a proposal that the board of directors of Genco conduct a process to explore strategic alternatives (such preliminary proxy statement and the accompanying universal GOLD proxy card are available here).

Promptly after the filing of a definitive proxy statement with the SEC, Diana expects to mail or otherwise send the Participants’ definitive proxy statement and accompanying universal GOLD proxy card to each Genco shareholder entitled to vote at the 2026 Annual Meeting.  Shareholders of Genco are strongly advised to read the Participants’ proxy statement and other proxy materials, including the accompanying GOLD proxy card, as they become available because they will contain important information.  The Participants’ proxy statement and other proxy materials, when filed, will be available at no charge on the SEC’s website at www.sec.gov.

Certain Information Regarding Participants in the Solicitation

The participants in the proxy solicitation (the “Participants”) are the Company; Semiramis Paliou, Director and Chief Executive Officer of the Company; Simeon Palios, Director and Chairman of the Company; Ioannis G. Zafirakis, Director and President of the Company; Maria Dede, co-Chief Financial Officer and Treasurer of the Company; Margarita Veniou, Chief Corporate Development, Governance & Communications Officer and Secretary of the Company; Evangelos Sfakiotakis, Chief Technical Investment Officer of the Company; Maria-Christina Tsemani, Chief People and Culture Officer of the Company; Anastasios Margaronis, Director of the Company; Kyriacos Riris, Director of the Company; Apostolos Kontoyannis, Director of the Company; Eleftherios Papatrifon, Director of the Company; Simon Frank Peter Morecroft, Director of the Company; and Jane Sih Ho Chao, Director of the Company along with Diana’s nominees, Jens Ismar, Gustave Brun-Lie, Quentin Soanes, Paul Cornell, Chao Sih Hing Francois, and Vicky Poziopoulou.

As of the date hereof, the Company is the beneficial owner of 6,413,151, representing approximately 14.8% of the outstanding shares of common stock of Genco.  On March 6, 2026, the Company submitted a revised proposal to acquire all of the outstanding shares of Genco common stock it did not own for $23.50 per share in cash.